Exhibit 10.1

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”) made this 30th day of September, 2010 (the “Effective Date”) by and between Presstek, Inc., a Delaware corporation (the “Employer”), and Jeffrey Jacobson, (the “Employee”).

WHEREAS, the Employer and Employee entered into an Employment Agreement dated May 10, 2007; and

WHEREAS, the Employer and Employee desire to amend and restate the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises contained in this Agreement the parties agree as follows:

1. Employment. During the Term of this Agreement, the Employee agrees to serve as Chairman, President, Chief Executive Officer, and as a member of the Board of Directors of the Employer (the “Board”). The Employee agrees to devote all of his business time and efforts to the performance of his duties. The Employee shall at all times report to, and his activities shall at all times be subject to, the direction and control of the Board. The Employee shall exercise such powers and comply with such directions and duties in relation to the business and affairs of the Employer as may from time to time be vested in or requested of him, and shall not engage in any other business activity, whether or not for profit, without the written authorization of the Board. If Employee shall be elected to other offices of the Employer or any of its affiliates, he shall serve in such positions without compensation other than as provided for in this Agreement.

2. Term. The Term of this Agreement shall commence on September 30, 2010 (the “Effective Date”) and end on September 29, 2013 (the “Term”), unless terminated sooner in accordance with the provisions of this Agreement.

On or prior to March 31, 2013, either the Employee or the Employer may give written notice to the other party that the party does not desire to extend the employment relationship beyond the end of the Term.  In such event, the Employee shall be entitled to severance payments as provided in Section 7(a) (ii). In the event that neither the Employee nor the Employer provides such notice to the other party, then the parties shall negotiate in good faith in an effort to agree to the terms of a new employment agreement.  In connection with the negotiation of a new employment agreement, the Employer shall not propose any terms or conditions that would constitute a Good Reason or terms and conditions relating to Base Salary, Target Bonus, severance benefits, or other benefits that are less favorable to Employee than the then current terms and conditions of this Agreement provide to Employee. If the parties fail to agree on the terms of a new employment agreement on or prior to June 30, 2013, then the employment relationship between the Employee and Employer shall be deemed to conclude at the end of the Term, and the Employee shall be entitled to severance payments equal to 1.5 times his then current Base Salary, which shall be paid to Employee over a period of eighteen months beginning immediately following the Termination Date in equal installments according to the Employer’s normal payroll practices then in effect. In addition, in such event all unvested options, restricted stock and other equity (options, restricted stock and other equity are, collectively, “Equity”) that has previously been granted to Employee shall vest on the Termination Date; any restrictions that had been placed on Equity shall lapse and the Equity shall be freely transferable.

 3. Compensation. The Employer agrees to pay the Employee an annual Base Salary of $700,000. The Board or the Compensation Committee will review the Base Salary no less than annually during the Term. In the annual salary review, the Board or Compensation Committee may also compensate the Employee for increases in the market value of the Employee's duties and responsibilities and may provide for performance or merit increases. The Base Salary of the Employee and his Target Bonus shall not be decreased at any time during the Term from the amount then in effect, unless the Employee otherwise agrees in writing. The Base Salary shall be payable to the Employee in accordance with the Employer’s payroll system, as determined by the Employer, but not less frequently than monthly. All payments and benefits in this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

Participation in discretionary bonuses, retirement and other employee benefit plans and fringe benefits shall not reduce the Base Salary payable to the Employee under this Section 3.

4. Target Bonuses. Employee is eligible to receive an annual discretionary bonus targeted at 100% of his Base Salary (the “Target Bonus”). Such Target Bonus, if any, shall be based on the Employee’s and/or the Company’s achievement of certain goals and objectives to be established by the Board or the Compensation Committee in consultation with the Employee during the first quarter of each calendar year or otherwise as practical and paid upon completion of the Employer’s annual audit for the applicable fiscal year.

5.  Stock Option Grant, Employee Benefit Plans.

(a) On the Effective Date, the Employee shall be granted the right to purchase 250,000 shares of the Employer's Common Stock (the “Initial Grant”), and on January 3, 2011 the Employee shall be granted the right to purchase 250,000 shares of the Employer’s Common Stock (the “Second Grant”) which options shall vest as set forth below (subject to accelerated vesting as provided in this Employment Agreement or in the Option Agreement):

One-third of the Initial Grant and one-third of the Second Grant shall vest on September 30, 2011;

One-third of the Initial Grant and one-third of the Second Grant shall vest on September 30, 2012; and

One-third of the Initial Grant and one-third of the Second Grant shall vest on September 30, 2013.

(b) The Stock Option Grant shall be subject to the terms and conditions of the Stock Option Agreement annexed hereto as Appendix A. The per share exercise price for  Stock Option Grant will be determined by the closing price of a share of the Employer’s Common Stock  on (i) the Effective Date with respect to the Initial Grant, and (ii) January 3, 2011 with respect to the Second Grant.

(c) The Employee may participate during the Term in any plan or arrangement of the Employer relating to stock options, stock purchases, pension, thrift, profit sharing benefits, other benefits under qualified or non-qualified deferred compensation plans, group life insurance, medical coverage, education or any other employee benefits that the Employer in its sole discretion may adopt and elect to make available for the benefit of the employees.

 (d) The Employer fully reserves its rights to change, modify or discontinue any of its stock purchase, retirement, or employee benefit plans at any time during the Term in its sole and absolute discretion, and in accordance with applicable law, however any such change, modification or discontinuance shall not materially adversely affect any Equity that has been granted to Employee, whether or not such Equity has vested.

6. Vacations. The Employee shall be entitled to an annual paid vacation of four (4) weeks per year during each year of the Term. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

7. Termination of Employment.

The Employee’s employment with the Employer may terminate as follows (and the last day of employment shall be the “Termination Date”):

(A) termination by the Board of the Employer either (i) for Cause (as defined in Section7(a) (iii) below) or (ii) without Cause;

(B) termination by the Employee either for (i) Good Reason (as defined in Section 7(b)below) or (ii) without Good Reason;

(C) death or Total Disability of the Employee, or

(D) at the end of the Term.

(a) Termination by the Board.

(i) The Board may terminate the Employee’s employment at any time, but any termination by the Employer other than termination for Cause (as defined in Section 7(a)(iii) below) shall not prejudice the Employee’s right to receive compensation and other benefits under this Agreement, except as otherwise stated in this Agreement. In the event of a termination for Cause, the Employee shall have no right to receive payment, compensation or other benefits, except that the Employee’s entitlement to indemnification under Paragraph 13 of the Agreement, entitled “Indemnification”, is unaffected by any termination of employment except for a termination for Cause related to the claim with respect to which indemnification is sought. Where the Employer terminates the employment of the Employee other than for Cause, the Employer shall, after the Termination Date, continue to be subject to any obligations to the Employee under this Agreement and under any employee benefit plan in which the Employee is then a participant, except as otherwise provided in this Agreement.

  (ii) In the event that the Employee’s employment ceases by reason of the Employer’s termination of the Employee’s employment during the Term other than for Cause, or if the Employee voluntarily resigns for a Good Reason, or if Employee’s employment terminates as a result of the Employee’s death or Total Disability, or, if either party provides the other party with written notice that the party does not desire to extend the employment relationship beyond the end of the Term, as set forth in Section 2 of this Agreement, then (A) all unvested options, restricted stock and other equity (options, restricted stock and other equity are, collectively, “Equity”) that has previously been granted to Employee shall vest on the Termination Date; any restrictions that had been placed on Equity shall lapse and the Equity shall be freely transferable; (B) the Employer shall, in lieu of the obligation to pay Employee compensation and other benefits under this Agreement, make severance payments to the Employee in an aggregate amount that is equal to the Employee's then current annual cash compensation consisting of Base Salary , Target Bonus and discretionary bonus, multiplied by a factor of 1.5 (one point five) and the product shall be paid to Employee over a period of eighteen months beginning immediately following the Termination Date; provided, however,  that if the Term expires because the Employee has provided the Employer with written notice that he does not desire to extend the employment relationship beyond the end of the Term as set forth in Section 2,  then the Employee shall be entitled to receive severance payments equal to his then current Base Salary, which shall be paid to Employee over a period of eighteen months beginning immediately following the Termination Date. The Target Bonus shall be valued as if Employee had achieved 100% of his goals for the year in which the Termination Date occurs. The discretionary bonus shall be based on the amount of any discretionary bonus paid for the year preceding the year in which the Termination Date occurs.; The severance payments shall be paid in equal installments according to the Employer’s normal payroll practices then in effect. The severance payments under this Section 7(a) (ii) and under Section 2 shall not be reduced by any direct or indirect compensation which the Employee may receive for other employment with another employer after the Termination Date. The Employee and his family shall continue to receive health insurance benefits during any period which the Employee receives severance payments pursuant to this Section 7(a) (ii) or Section 2 (unless comparable health care coverage becomes available to Employee from a new employer). The Employee shall thereafter be entitled to statutory benefit continuation rights in accordance with COBRA (or a state law equivalent), provided Employee makes the appropriate voluntary contribution payments at the employee-apportioned rate and subject to applicable law and the requirements of the Employer’s health insurance plans then in effect. The Employer shall have no obligation to make any contributions to any retirement plan applicable to the Employee after the Termination Date except as may be required by such applicable plan. The Employee shall be entitled to keep contributions made by the Employer to the retirement plan on the Employee’s behalf prior to the Termination Date which have vested or for which the Employee is otherwise eligible in accordance with the written terms of the plan documents governing such retirement plan. The Employer shall have no obligation to make the severance payments set forth in this Section unless the Employee fully complies with his obligations under this Agreement, including, but not limited to, his obligations under Sections 8 and 9 of this Agreement.

Notwithstanding anything stated herein to the contrary, and for purposes of clarity, should the Employer terminate the employment of the Employee for Cause, or should the Employee voluntarily terminate employment other than at the end of the Term without Good Reason or without approval by the Board, the Employee shall not be entitled to receive severance payments.

(iii) References in this Agreement to “termination for Cause” shall mean termination on account of acts or omissions of the Employee which constitute Cause as defined below. Any determination with respect to a termination for Cause shall require the approval of the Board of the Employer after the Employee has been given written notice of the facts and circumstances that may constitute Cause and the Employee and his counsel have had an opportunity to meet with the Board concerning the allegation of facts and circumstances that may constitute Cause. “Cause” shall mean any of the following:

(A)	Employee’s conviction of a felony,

(B)	Employee’s theft from the Employer,

(C)           Employee’s breach of fiduciary duty involving personal profit,

(D)	sustained and continuous conduct by the Employee which adversely affects the reputation of the Employer,

(E)	Employee’s failure to comply with lawful directions of the Board that is not remedied within a reasonable period of time after receipt of written notice from the Board specifying such failure.

Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Employee’s act or failure to act as described in clauses (D) or (E) above, unless the Employer shall have given written notice to Employee setting forth the act or failure to act of Employee that gives rise to the “Cause” and, within a period of time of thirty days after receiving such notice, Employee shall not have cured the act or failure to act which gives rise to such “Cause.”

(b) Termination by the Employee.

The Employee may terminate his employment under this Agreement prior to the end of the Term of this Agreement for (i) Good Reason, or (ii) as approved by the Board. In the event that the Employee terminates his employment without Good Reason other than at the end of the Term, the Employee shall have no right to receive compensation or other benefits for any period after the Termination Date except as otherwise required by law.

The Employee’s entitlement to indemnification under Paragraph 13 of the Agreement, entitled “Indemnification”, is unaffected by any termination of employment except for a termination for Cause related to the claim with respect to which indemnification is sought.

References in this Agreement to “Good Reason” shall mean resignation on account of acts or omissions of the Employer which constitute Good Reason as defined below. Any voluntary resignation for Good Reason shall be communicated to the Employer by a Notice of Resignation for Good Reason. A “Notice of Resignation for Good Reason” shall mean a written notice which: (i) sets forth the specific separation provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Employee’s voluntary resignation for Good Reason; and (iii) if the Date of Resignation for Good Reason (as defined below) is other than the date of receipt of such Notice, specifies the Date of Resignation for Good Reason. The Employer shall have thirty (30) days from the receipt of such Notice to cure the specific basis cited in the Notice of Resignation for Good Reason. The failure by Employee to set forth in the Notice of Resignation for Good Reason any fact or circumstance which contributes to a showing of Good Reason shall not constitute a waiver of any rights of Employee hereunder and shall not preclude Employee from asserting such fact or circumstance in enforcing Employee’s rights against the Employer. For this purpose, the Date of Resignation for Good Reason shall mean the date of receipt of the Notice of Resignation or any later date specified therein or as agreed between the Employer and the Employee. “Good Reason” shall mean any of the following:

(A) any material diminution in Employee’s duties, title, authority or reporting line, failure to reappoint or reelect Employee to the Board, or failure to reelect Employee as Chairman of the Board;

(B) a reduction in or failure to pay compensation when due;

(C) a Change in Control (as defined below);

(D) the Employee’s benefits under any employee benefit or welfare plan are reduced to less (subject to Employer’s right to provide equivalent benefits in cash or otherwise in kind) than the benefits of 90% of the Employer’s employees under any employee benefit or welfare plan, unless such reduction is initiated by the Employee or approved by the Employee in his capacity as a member of the Board;

(E) the Employee is reassigned, without his consent, to a principal work place which is more than 50 miles from the Employer’s executive offices in Greenwich, Connecticut.

(c) Death and Disability.

The Employee’s employment under this Agreement may also be terminated by the Employer prior to the end of the Term in the event of the Employee’s death or upon the Employee becoming “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” shall mean such situation where the Employee, because of his injury (the “Injury”) or sickness (the “Sickness”), is unable to perform the material duties of his regular occupation for six consecutive months in any twelve month period. In addition to the Severance Payments described in Section 7(a)(ii), in the event of the termination of Employee’s employment as a result of his death, the Employee’s immediate family shall be receive continuation of health and medical benefits at the Employer’s expense for eighteen (18) months from the Termination Date.

(d) The Employer shall have no obligation to make the payments set forth herein if the Employee is in material breach of the Employee’s obligations under this Agreement. As a condition to receiving the Severance Payments, the Employee or his Estate shall, as soon as practicable, execute a general release of claims in favor of the Employer, its current and former parents, subsidiaries, subdivisions, divisions, shareholders, Board, affiliated entities and persons, and the current and former directors, officers, employees and agents of the Employer, in a form reasonably acceptable to the Employee and the Employer which does not impose upon Employee any post-employment obligations in addition to those contained herein (the “Release”).

8. Confidential Information and Non-Competition.

(a) “Confidential Information” shall mean trade secrets or confidential information relating to the Employer, its customers, affiliates and their respective businesses, including, but not limited to, the identity of the Employer’s customers; the identity of distributors and suppliers of the Employer; the identity of representatives responsible for entering into contracts with the Employer; specific customer, distributor and supplier needs and requirements; the details of contracts and proposals between the Employer and its customers, distributors and suppliers; selling and marketing strategies, prices, costs and profit margins; the names, addresses and other contact information of purchasing agents, vendors or other entities; purchasing techniques, methods, procedures and processes; manufacturing and production techniques, methods, procedures and processes; other techniques, methodologies and processes used by the Employer in the conduct of its business; techniques, methods, procedures, know-how, show-how, prototypes and technical specifications; computer data, software, software codes, computer models, research projects, data processing and other programs; production and manufacturing equipment and operating practices; information with respect to products and product formulae, designs, plans for future business, new business, products or other developments; new or innovative ideas, customer proposals, marketing plans and ideas, and future developments or strategies; information pertaining to research and development, acquisitions or divestitures, marketing and sales, cost cutting, revenue generation, or other matters concerning the Employer’s planning and strategy; and other nonpublic financial and other information of the Employer disclosed to or known by the Employee as a consequence of or through the Employee’s employment (or other service relationship) with the Employer (including information conceived, originated, discovered or developed by the Employee), which information is not generally known in the relevant trade or industry or public knowledge. The Employee acknowledges and agrees that the Confidential Information is not generally known or available to the public, but has been developed, compiled or acquired by the Employer at its great effort and expense. Confidential Information can be in any form: oral, written or machine readable, including electronic files. Confidential Information does not include any information or “know how” that Employee had prior to the date of this Agreement.

(b) The Employee acknowledges and agrees that the Employer is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information which was developed, compiled and acquired by the Employer at its great effort and expense. The Employee further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information, other than in connection with the Employer’s business or as specifically authorized by the Employer, will be highly detrimental to the Employer, and that serious loss of business and goodwill and pecuniary damage may result therefrom. During the Employee’s employment with the Employer and thereafter, the Employee shall hold for the benefit of the Employer, and not for the Employee’s own benefit or disclosure to third parties, all Confidential Information relating to the Employer and its business, including all Confidential Information of customers of the Employer (i) obtained by the Employee during the Employee’s employment with the Employer and (ii) not otherwise public knowledge or generally known in the trade or industry. The Employee shall not, without the prior written consent of the Employer, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than the Employer and those designated by it. In the event the Employee is compelled by order of a court or other governmental or legal body to communicate or divulge any such Confidential Information to anyone other than the Employer and those designated by it, the Employee shall promptly notify the Employer of any such order and the Employee shall cooperate fully with the Employer in protecting such information to the extent possible under applicable law and will only disclose that portion of the Confidential Information necessary to satisfy any such order.

(c) Upon termination of the Employee’s employment with the Employer, or at any time the Employer requests, all equipment, property, documents, files, records, notes, memoranda, designs, reports, price lists, cost sheets, prototypes, blue prints, technical specifications, estimates, databases, home office equipment, automobiles, computer equipment, computer files, computer programs, plans, documents and all other property and Confidential Information of the Employer (including all copies in all forms in the Employee’s possession or control), whether prepared by the Employee solely or jointly with others, shall be left with or promptly returned to the Employer and shall at all times be the property of the Employer.

(d) The Employee acknowledges and agrees that competitive products and services shall be defined to mean non-photographic imaging, computer-to-plate, direct-to-press, thermal laser or chemistry-free printing plate technology products and services or any other additional products and services substantially similar to the products and services designed, conceived, marketed, distributed or developed by the Employer as may exist at the time of termination of the Employee’s employment (the “Restricted Activity”). This is a highly competitive business, and by virtue of the Employee’s position and responsibilities with the Employer, and the Employee’s access to Confidential Information, the Employee’s engaging in any business which is directly or indirectly competitive with the Restricted Activity will cause the Employer great and irreparable harm. During the period of employment as an officer and/or employee of the Employer, the Employee will devote his available business time and best efforts to promoting and advancing the business of the Employer. During the Term and for the applicable period of time described below (the “Restricted Period”), the Employee agrees that he will not, in any jurisdiction around the world in which the Employer conducts business, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any Employer or other commercial enterprise, engage in any business or other commercial activity which is competitive with the Restricted Activity including related products and services being designed, conceived, marketed, distributed or developed by the Employer at the time of termination of such employment, unless written approval is obtained from the Employer’s Board. If the Employee is terminated for Cause or resigns without Good Reason, or if the Employee gives notice that he does not desire to extend the employment relationship beyond the end of the Term pursuant to Section 2, the Restricted Period shall end eighteen months from the Termination Date. If the Employee elects to resign for Good Reason as a result of a Change in Control, the Restricted Period shall end twelve months from the date of the Change in Control. If the Employee’s employment is terminated by the Employer without Cause, or if Employee resigns for a Good Reason (other than as a result of a Change in Control), the Restricted Period shall end six (6) months from the Termination Date. If the Employer gives notice that it does not desire to extend the employment relationship beyond the end of the Term or if the parties are unable to agree on the terms of a new employment agreement pursuant to Section 2, the Restricted Period shall end on the Termination Date.

(e) The Employee acknowledges and agrees that during the course and solely as a result of the Employee’s employment with the Employer, the Employee has and will become aware of some, most or all of the customers of the Employer, their names and addresses, their representatives responsible for engaging the services of the Employer and their specific needs and requirements. The Employee further acknowledges and agrees that the loss of such customers will cause the Employer serious loss of business and will be detrimental to the Employer’s goodwill and will cause great and irreparable harm. During the period of the lesser of the severance period or the Restricted Period the Employee will not directly or indirectly either for himself or for any other person or commercial enterprise (1) divert or take away or attempt to divert or take away, any of the Employer’s customers or business in existence at the time of termination of such employment that the Employee had contact with, for whom the Employee performed services during his employment with the Employer and/or that were made known to the Employee by the Employer during his employment with the Employer; and/or (2) solicit or attempt to solicit, ask for, accept, or seek to do business with, for the purpose or effect of engaging in competition with the Employer, any of the Employer’s customers or business in existence at the time of termination of such employment with whom the Employee had contact, for whom the Employee performed services during his employment with the Employer and/or that were made known to the Employee by the Employer during his employment, except that this restriction shall not apply to customers or clients which Employee had contact with prior to May 10, 2007.

(f) The Employee acknowledges and agrees that during the course and solely as a result of the Employee’s employment with the Employer, the Employee has and will become aware of some, most or all of the employees of the Employer, and has and will acquire knowledge of their qualifications, skills, abilities, salaries, commissions, benefits and other matters with respect to such employees not generally known to the public. The Employee further acknowledges and agrees that any solicitation, luring away or hiring of such employees of the Employer will cause serious loss of business and will be detrimental to the Employer’s goodwill and will cause great and irreparable harm. During the Term and for a period of the lesser of the Severance Period or the Restricted Period, the Employee will not directly or indirectly either for himself or for any other person or commercial enterprise (1) solicit or induce any employee to terminate his employment relationship with the Employer, and/or (2) recruit, attempt to recruit, hire, or attempt to hire any employee of the Employer other than on behalf of the Employer.

(g) The Employee hereby acknowledges and agrees that the type and periods of restrictions imposed in Sections 8(a) through 8(f) of this Agreement are fair and reasonable and are reasonably required for the protection of the Employer’s Confidential Information and the goodwill associated with the business of the Employer. Further, the Employee acknowledges and agrees that the restrictions imposed in Sections 8(a) through 8(f) will not prevent him from obtaining suitable employment after his employment with the Employer ceases or from earning a livelihood. The Employee hereby acknowledges, agrees and understands that he would not be entitled to the Severance Payments (as described in Section 7(a)(ii)) except for his agreement to fulfill his obligations under this Agreement, including, but not limited to, his obligations under Sections 8(a) through 8(f) and Section 9 of this Agreement.

9. Assignment of Inventions. The Employee expressly understands and agrees that any and all right or interest he may obtain in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, works of authorship, documentation, formulae, data, designs, techniques, discoveries, improvements or intellectual property rights of any kind or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including, but not limited to, the Semiconductor Chip Protection Act) or subject to analogous protection) that he, whether alone or jointly with others, authors, conceives, devises, develops, reduces to practice, or otherwise obtains during the Employee’s employment with the Employer, and that (i) relate to or arise out of his employment with the Employer; (ii) relate to the Employer’s present or planned business or any of the products or services being designed, conceived, developed, marketed, manufactured or distributed by the Employer or that may be used in relation therewith; (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for or by the Employer; (iv) result from activities engaged in during the Employer’s time; and/or (v) result from use of Confidential Information of the Employer whether such use occurred prior to or during the Employee’s employment with the Employer (the “Inventions”), are and shall immediately become the sole and absolute property of the Employer and its assigns, as works made for hire or otherwise, subject to any rights his former employer may claim in such Inventions.

The Employee hereby assigns to the Employer the sole and exclusive right to such Inventions, subject to any rights his former employer may claim in such Inventions. The Employee agrees that he will promptly disclose to the Employer any and all such Inventions, and that, upon request of the Employer, the Employee will execute and deliver any and all documents or instruments and take any other action which the Employer shall deem necessary to assign to and vest completely in the Employer, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Employer’s trade secrets and proprietary interest in such Inventions. The Employer agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Employee for any assistance rendered to the Employer pursuant to this Section.

In the event the Employer is unable, after reasonable effort, to secure the Employee’s signature on any letters, patent, copyright or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Employer and any of its officers as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee. The obligations in this Section shall continue beyond the termination of the Employee’s employment.

10. Change in Control.

(a) (i) If during the Term of this Agreement there is a Change in Control of the Employer and the Employee exercises his right to resign for Good Reason, then the Employee shall be entitled to receive a lump sum cash payment as provided in Section 10(a) (ii) below (the “Additional Payment”) less any Severance Payments already received under Section 7(a) (ii). The Employer shall have no obligation to make the Additional Payment set forth in this Section unless the Employee complies with his obligations under this Agreement, including, but not limited to, his obligations under Sections 8 and 9 of this Agreement. The Employee agrees that following a Change in Control, he will, if requested by the Employer or the successor Employer, agree to remain employed by the successor Employer for up to six (6) months from the date of the Change in Control, in such capacity as is reasonably requested by the successor Employer (the “Six Months Employment Continuation Period”). Compensation received from the successor Employer for such employment shall not be considered as mitigation or offset of any obligation of Employer to Employee under this Agreement. Any termination by the Employer of Employee’s employment, even if for Cause during the Six Months Employment Continuation Period or for any act alleged to have occurred during the Six Months Employment Continuation Period, shall have no effect upon any of Employee’s Equity or any other benefit or obligation due to Employee from Employer. The Six Months Employment Continuation Period shall be counted as part of any Restricted Period. Employee’s compensation for the Six Months Employment Continuation Period shall be no less than his Base Salary, Target Bonus and discretionary bonus (if any) for the year immediately preceding the Change in Control, prorated for the period that Employee is actually employed under the Six Months Employee Continuation Period.

  The Employer shall also make the Additional Payment set forth in this Section in the event of the Employee’s death or upon Employee becoming “Totally Disabled” (as described in Section 7(a) (c)) within six (6) months of the date of a Change in Control.

Unless payment may be made sooner without triggering a tax or penalty under Section 409A of the Internal Revenue Code, any payment due under this section 10(a)(i) shall be made not later than 2-1/2 months following the end of the year in which occurs the later of the Change in Control or the first to occur of the Employee's termination of employment, death or becoming Totally Disabled; provided, however, that if the Change in Control is not a "change in control" within the meaning of Section 409A(a)(2)(A)(v) of the Code (as hereinafter defined), then payment shall be made at the first to occur of any event following a Change in Control that would permit distribution under Section 409A(a)(2)(A) of the Code.

(ii) Subject to Section 10(b) (iii) hereof, the Additional Payment shall be in an amount equal to 2.99 times the Employee’s average annual cash compensation (Base Salary, Target Bonus and discretionary bonus calculated from the date of Employee’s initial employment) paid to the Employee by the Employer. In addition, in the event of a Change in Control, all Equity that has been granted to the Employee shall immediately vest. In determining the Employee’s average annual cash compensation to arrive at the amount of the Additional Payment, the Target Bonus for the year in which the Change in Control occurs shall be valued as if Employee had achieved 100% of his goals for the year in which the Change in Control occurs and had been paid that Target Bonus without pro-ration in that year, and the discretionary bonus for the year in which the Change in Control occurs shall be valued at the amount of any discretionary bonus paid for the year preceding the year in which the Change in Control occurs and, at Employee’s option, treated as if a discretionary bonus had been paid without pro-ration in the year in which the Change in Control occurs. The Additional Payment calculation shall not include the value of the stock grant made to Employee upon his initial employment as a signing bonus or the value of stock option grants or any form of deferred compensation, or gains realized from the sale of restricted stock or from the sale of stock obtained through the exercise of stock options.

(iii) To the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Employee, under any other Employer plan or agreement (such payments or benefits collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Employee may direct the Employer to reduce the Payments to the extent necessary so that no Payment to be made or benefit to be provided to the Employee shall be subject to the Excise Tax. If the Employee elects not to direct Employer to reduce the Payments, Employee shall be responsible for paying his own Excise Tax.

(b) A “Change in Control” of the Employer, for purposes of this Agreement, shall be deemed to have taken place (A) if as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Employer within twelve months before such transaction shall cease to constitute a majority of the Board of the Employer or any successor entity; (B) the consummation of a merger or consolidation of the Employer, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned beneficially by persons other than the shareholders who owned beneficially more than 50% of the combined voting power of the Employer’s securities  immediately prior to such merger, consolidation or other reorganization; or (C) the sale, transfer or other disposition of all or substantially all of the Employer’s assets

(c) The Employer shall have no obligation to make the payments set forth herein if the Employee is in material breach of the Employee’s obligations under this Agreement. The Employee shall be obligated to execute a Release as a condition to receiving the payments set forth in this Section.

11. Remedies. The Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Employer and that any breach of Sections 8 through 9 of this Agreement will result in irreparable and continuing harm to the Employer, for which money damages will not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of Sections 8 or 9 by the Employee, the Employer and the Employee agree that the Employer shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: injunctions, whether temporary, preliminary or permanent, enjoining or restraining such breach or anticipatory breach, and the Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

12. Expenses; Automobile Allowance.

(a) The Employee is authorized to incur, during the Term reasonable expenses for promoting the business of the Employer, including without limitation expenses for entertainment, travel and similar items. The Employer will promptly reimburse the Employee for all such expenses, upon the presentation by the Employee, from time to time, of an itemized account of such expenses.

(b) During the Term, the Employer shall provide Employee with an automobile allowance of $1,000 per month plus reimbursement for fuel costs.

(c)  The parties acknowledge that the Employee shall be required to travel extensively in connection with the business of the Employer. Employee shall be reimbursed for such expenses upon production of reasonable documentation of such expenses.

13. Indemnification. Except as otherwise set forth on this Agreement, the Employer shall indemnify and defend the Employee to the fullest extent permitted under Delaware law (including without limitation the Delaware Corporation law and the Employer’s Certificate of Incorporation) from and against any expenses, judgments, fines, penalties and amounts paid in settlement and actually and reasonably incurred by the Employee in connection with any proceeding in which the Employee was or is made party or was or is involved by reason of the fact the Employee was or is a director, officer or employed by the Employer, and shall be represented by Employer’s counsel. In the event of a real or threatened conflict of interest which makes it inadvisable or precludes Employer’s counsel from also representing Employee, Employer shall advance to Employee’s attorneys such reasonable fees, expenses of investigation and preparation and fees and disbursements of the Employee's accountants or other experts and such other funds as are reasonably required. Employee will cooperate with Employer in the defense or prosecution of any action to the extent permissible.

14. Successors and Assigns; Assumption by Successors. All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors or assigns. This Agreement may not be assigned or pledged by the Employee. The Employer will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer in any consensual transaction or in any Change in Control expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. References herein to the Employer will be understood to refer to the successor or successors of the Employer, respectively.

15. Other Contracts. The Employee shall not, during the Term have any other paid employment (other than with a subsidiary or affiliate of the Employer), except with the prior approval of the Board.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior employment agreements and understandings, whether written or oral. Any stock option agreements previously entered into between the parties shall remain in effect.  No alteration or variation of the terms of this Agreement can be valid unless made in writing and signed by both parties, wherein specific reference is made to this Agreement.

17. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

18. Severability. Each promise and provision contained in this Agreement shall be enforceable independently of every other promise and provision in this Agreement. If any provision contained in this Agreement is determined to be partially or totally invalid or unenforceable in any respect, such determination shall not affect any other provision of this Agreement, but this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

19. Governing Law. This Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Hampshire, without giving effect to the conflicts of laws principles thereof.

20. Arbitration of Disputes and Jury Waivers.

(a) The parties hereto agree to arbitrate any dispute, claim, or controversy ("claim") against each other arising out of the cessation of the Employee’s employment, any claim of unlawful discrimination or harassment that might or did arise during or as a result of the Employee’s employment which could have been brought before an appropriate government administrative agency or in an appropriate court, including but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended, as well as any claim or controversy arising under this Agreement. The Arbitration shall be arbitrated by one arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision or award of the arbitration shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any claims under Sections 8 and 9 of this Agreement shall not be subject to arbitration, but shall be subject to the remedies set forth in Section 11 hereof.

(b) If for any reason this arbitration provision is declared unenforceable, the Employee agrees to waive any right he may have to a jury trial with respect to any dispute or claim against the Employer relating to this Agreement, his employment, termination or any terms and conditions of employment, including, but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended.

21. Conflicting Agreement. Employee hereby represents and warrants to the Employer that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach or violation under any such agreement has been disclosed to the Employer in advance of the signing of this Agreement.

22. Representation by the Employer. The Employer represents that (i) the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Employer, including, where necessary, by the Board and its Compensation Committee, (ii) to the best of its knowledge, the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Employer, and (iii) upon the execution and delivery of this Agreement, it shall be the valid and binding obligation of the Employer enforceable in accordance with its terms.

23. IRC Section 409A. If any provision of this Agreement contravenes Section 409A of the Internal Revenue Code or any regulations or guidance promulgated thereunder or could cause Employee to incur any tax, interest or penalties under Section 409A of the Code, the parties agree to modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of additional taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to employee of the applicable provision without violating the provisions of Section 409A of the Code.

24. Notice. Any Notice required to be given under this Agreement shall be to the Employer at its principal place of business and to the Employee at such address as he shall direct, and to their representatives:

If to the Employer:
Presstek, Inc.
10 Glenville Street
Greenwich, CT 06831
Attn: Corporate Secretary

If to the Employee:
Jeffrey Jacobson
23 Beverly Road
Purchase, NY 10577

IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Agreement this 30th day of September, 2010.

PRESSTEK, INC. (the “Employer”)

By:          /s/ James R. Van Horn
                James R. Van Horn
VP, General Counsel and Secretary

/s/ Jeffrey Jacobson
Jeffrey Jacobson
(the “Employee”)